SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 1, 2015

MILESTONE SCIENTIFIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-14053	13-3545623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07034

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (973) 535-2717

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors and Appointment of Certain Officers

(c) Effective on January 1, 2015, the Board of Directors (the “Board”) of Milestone Scientific Inc. (the “Company”) appointed Steven F. Robins as President of the Company.

He has not had any direct or indirect interest in any transactions with the Company that requires disclosure under Item 404(a) of Regulation S-K, except that he has been serving as a consultant to the Company since July 2014 until his appointment.

There is no existing family relationship between Mr. Robins and any director or executive officer of the Company.

BIOGRAPHICAL INFORMATION REGARDING THE INCOMING DIRECTOR

The principal occupation and brief summary of Mr. Robins’ background is as follows:

Steven F. Robins, age 49, has been the President of the Company and of the Company’s medical joint venture entity, Milestone Medical Inc. since January 1, 2015. Mr. Robins has an extensive background in the healthcare industry and has been working with Company on a consulting basis since July 2014. Mr. Robins has held both general management and marketing positions at Bausch & Lomb, Johnson & Johnson and Pfizer. Prior to July 2014, Mr. Robins was employed at Bausch & Lomb Vision Care, North America in the positions of President from May 2009 to August 2011 and Chief Marketing Officer of from September 2011 to August 2013. Prior to Bausch & Lomb, Mr. Robins was a Vice President and General Manager of Johnson & Johnson’s Consumer Healthcare Business unit in Canada from November 2006 to April 2009. From April 1994 to October 2006 he was at Pfizer Consumer Healthcare, where he held a series of roles including Group Marketing Director Upper Respiratory. Mr. Robins holds a Bachelor of Arts degree in History from Bates College, Lewiston Maine.

(e) Pursuant to his compensation arrangement with the Company, Mr. Robins receives base compensation of $275,000 per year. Upon joining the Company, Mr. Robins is entitled to an option award for 100,000 shares of the Company’s common stock exercisable after five years of continuous employment with the Company. In addition, Mr. Robins is entitled to a performance bonus contingent upon achieving targets set by the Company’s Compensation Committee. He is also entitled to participate in the Company’s employee benefit programs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2015

MILESTONE SCIENTIFIC INC.

By:	/s/ Joseph D’Agostino
Joseph D’Agostino
Chief Financial Officer

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